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Exhibit 99.3

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112

[                 ], 2005

Dear Fellow Shareholder of Discovery Holding Company:

        It is my pleasure to welcome you as a shareholder of Discovery Holding Company.

        We are a holding company owning 100% of Ascent Media Group, LLC (Ascent) and a 50% interest in Discovery Communications, Inc. (Discovery). Through our subsidiaries Ascent and Discovery, we are engaged primarily in (1) the production, acquisition and distribution of entertainment, educational and information programming and software, (2) the retail sale and licensing of branded and other specialty products and (3) the provision of creative, media management and network services to the media and entertainment industries.

        Our Series A common stock and Series B common stock will trade on the Nasdaq National Market under the symbols "DISCA" and "DISCB," respectively, beginning on [                 ], 2005.

        We invite you to learn more about our company by reviewing the enclosed information statement. We hope you share our excitement about our future as an independent, publicly traded company.

                      Sincerely,

                      John C. Malone
                      Chief Executive Officer
                      and Chairman of the Board

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  Exhibit 99.3